UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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EMMIS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

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June 8, 2007
Dear Shareholder:
     The directors and officers of Emmis Communications Corporation join me in inviting you to attend our annual meeting of our shareholders on Wednesday, July 11, 2007 at 11:00 a.m. local time, at our headquarters, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana. The formal notice of this annual meeting and the proxy statement appear on the following pages and are accompanied by a copy of our Form 10-K for the fiscal year ended February 28, 2007. After reading the proxy statement and other materials, please mark, sign and return the enclosed proxy card(s) to ensure that your votes on the business matters of the meeting will be recorded.
     We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postage-paid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.
     We look forward to seeing you on Wednesday, July 11.

Sincerely,

Jeffrey H. Smulyan
Chief Executive Officer, President
and Chairman of the Board

EMMIS COMMUNICATIONS CORPORATION
INDIANAPOLIS, INDIANA
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     The annual meeting of the shareholders of Emmis Communications Corporation will be held on Wednesday, July 11, 2007, at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
     The holders of common stock will be asked to consider and to vote on the following matters:
(1)	election of two directors to Emmis’ board of directors for terms of three years;

(2)	ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year ending February 29, 2008; and

(3)	transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.
     We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.
     Only shareholders of record at the close of business on May 10, 2007 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting. The proxy statement and proxy card(s) are enclosed.

By order of the Board of Directors,

J. Scott Enright
Secretary
Indianapolis, Indiana
June 8, 2007

EMMIS COMMUNICATIONS CORPORATION
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
INDIANAPOLIS, INDIANA 46204
PROXY STATEMENT
     In this proxy statement, Emmis Communications Corporation is referred to as “we,” “us,” “our,” “our company” or “Emmis.”
QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING
Q. Why did I receive this proxy statement?
     As an Emmis shareholder, you received this proxy statement because our board of directors is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Wednesday, July 11, 2007, at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
     This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote?” We expect to begin sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card(s) on June 8, 2007 to all shareholders entitled to vote.
Q. What am I voting on?
     You are being asked to consider and vote on the following:
•	election of two directors to our board of directors for terms of three years; and

•	ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 29, 2008.
Q. Who is entitled to vote?
     Holders of outstanding Class A common stock and holders of outstanding Class B common stock as of the close of business on May 10, 2007, the record date, are entitled to vote at the annual meeting. As of May 2, 2007, 32,595,311 shares of Class A common stock and 4,930,267 shares of Class B common stock were issued and outstanding. As of May 2, 2007, there were no shares of Class C common stock issued or outstanding.
Q. How do I vote?
     You may attend the meeting and vote in person, or you may vote by proxy. To vote by proxy, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR each of the nominees and FOR the ratification of Ernst & Young LLP as our independent registered public accountants. If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. You have the right to revoke your proxy at any time before the meeting by either notifying our corporate secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the annual meeting.
     If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote on these proposals. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.
Q. What does it mean if I get more than one proxy card?
If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q. What are the voting rights of the Class A common stock and the Class B common stock?
     On each matter submitted to a vote of our shareholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Generally, the holders of Class A and Class B common stock vote together as a single group. However, the two classes vote separately in connection with the election of certain directors, certain “going private” transactions and other matters as provided by law.
     At this annual meeting, the Class A and Class B common stock will vote together on the election of directors and the ratification of Ernst & Young LLP as our independent registered public accountants.
Q. Who will count the vote?
     Representatives of American Stock Transfer and Trust Company, our transfer agent, will count the votes.
Q. What constitutes a quorum?
     A majority of the combined voting power of the outstanding Class A and Class B common stock entitled to vote at the meeting constitutes a quorum for the annual meeting (i.e., counting one vote for each share of outstanding Class A common stock and ten votes for each share of outstanding Class B common stock, present in person or represented by proxy). No additional quorum requirements apply to matters on which the holders of Class A and Class B common stock will vote together as a single class.
Q. How many votes are needed for approval of each proposal?
     Directors will be elected by a plurality of the votes cast by the holders of existing common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the director nominees receiving the most votes of the holders of Class A and Class B common stock, voting together, will be elected to fill the remaining director positions. Only votes cast FOR a nominee will be counted. The accompanying proxy card will be voted FOR all nominees listed on the proxy unless the proxy contains instructions to the contrary. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.
     The ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 29, 2008 requires that the number of votes cast in favor of that proposal by holders of our outstanding Class A common stock and Class B common stock, voting together, exceed the number of votes cast against that proposal by such holders of our outstanding Class A common stock and Class B common stock.
     Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Abstentions and broker non-votes will not affect the voting on the proposals.
Q. What percentage of stock does our largest individual shareholder own? How does he intend to vote? What about all executive officers and directors?
     Jeffrey H. Smulyan, the Chief Executive Officer, President and Chairman of the board of directors, is our largest single shareholder, beneficially owning less than 1.0% of our Class A common stock and 100% of our Class B common stock as of May 2, 2007. Mr. Smulyan has informed us that he intends to vote for each of the nominees for director and in favor of the proposal regarding the ratification of the selection of Ernst & Young LLP. If he does so, the nominees and the proposal for ratification of the selection of Ernst & Young LLP are expected to be approved because Mr. Smulyan controls approximately 60.4% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).
     All directors and executive officers together own outstanding Class A common stock and Class B common stock representing approximately 61.2% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).

Q. Does Emmis offer an opportunity to receive future proxy materials electronically?
     Yes. If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.
     If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.
     If you are an Emmis employee or a shareholder who has previously consented to electronic delivery of shareholder communications, you may view this proxy statement and our annual report at the “Investors” section of our website (www.emmis.com).
Q. What are the benefits of electronic delivery?
     Electronic delivery saves Emmis money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online.
Q. What are the costs of electronic delivery?
     Emmis charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.
Q. May I change my mind later?
     Yes. You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.
Q. Who can attend the Annual Meeting?
     All shareholders as of May 10, 2007 can attend.
Q. What do I do if I have additional questions?
     If you have any questions prior to the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

PROPOSAL 1: ELECTION OF DIRECTORS
     Two directors are to be elected. Jeffrey H. Smulyan and Greg A. Nathanson have each been nominated for a term of three years and until his successor has been elected and qualified. Mr. Smulyan and Mr. Nathanson will be elected by the Class A and Class B common stock voting together as a single class.
     Mr. Smulyan and Mr. Nathanson are members of the present board of directors. If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Name, Age, Principal Occupation(s) and	Director
Business Experience During Past 5 Years	Since
Nominated for a term expiring in 2010:

Jeffrey H. Smulyan, Age 60	1979

      Mr. Smulyan founded Emmis in 1979 and is the Chairman of the board of directors, President and Chief Executive Officer. He has held the positions of Chairman of the board of directors and Chief Executive Officer since 1981 and the position of President since 1994. Mr. Smulyan began working in radio in 1973, and has owned one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners Major League Baseball team. He is former Chairman of the Radio Advertising Bureau; a director of The Finish Line, a sports apparel manufacturer; and serves as a Trustee of his alma mater, the University of Southern California. Mr. Smulyan has been chosen Radio Executive of the Year by a radio industry publication.

Greg A. Nathanson, Age 60	1998

      Mr. Nathanson joined Emmis in 1998 as Television Division President, resigning effective October 1, 2000. He is currently a media consultant. Mr. Nathanson has over 30 years of television broadcasting experience, having served as President of Programming and Development for Twentieth Television from 1996 to 1998; as General Manager of KTLA-TV in Los Angeles, California from 1992 to 1996; and as President of Fox Television Stations from 1990 to 1992.

Directors whose terms expire in 2008:

Richard A. Leventhal, Age 60	1992

      Mr. Leventhal is President and majority owner of LMCS, LLC an investment, management and consulting company. Previously, Mr. Leventhal co-owned and operated Top Value Fabrics, Inc., a wholesale fabric and textile company in Carmel, Indiana, for 27 years.

Peter A. Lund, * Age 66	2002

      Mr. Lund is a private investor and media consultant who formerly served as Chairman of Eos International, Inc., a holding company. Mr. Lund has over 40 years of broadcasting experience and most recently served as President and Chief Executive Officer of CBS Inc. and President and Chief Executive Officer of CBS Television and Cable. He is a director of The DIRECTV Group, Inc., a communications company, and Crown Media Holdings, Inc., an owner and operator of cable television channels.

Name, Age, Principal Occupation(s) and	Director
Business Experience During Past 5 Years	Since
Lawrence B. Sorrel, Age 48	1993

      Mr. Sorrel is Managing Partner and Co-CEO of Tailwind Capital Group, an independent private equity firm that manages the $1.3 billion private equity fund TWCP, L.P., and its related funds. Mr. Sorrel was a general partner of private equity firm Welsh, Carson, Anderson & Stowe from 1998-2002. Prior to May 1998, he was a Managing Director of Morgan Stanley and the firm’s private equity affiliate, Morgan Stanley Capital Partners, where he had been employed since 1986.

Directors whose terms expire in 2009:

Susan B. Bayh, * Age 47	1994

      Mrs. Bayh was the Commissioner of the International Joint Commission of the United States and Canada until 2001. She served as a Distinguished Visiting Professor at the College of Business Administration at Butler University from 1994 through 2003. Previously, she was an attorney with Eli Lilly & Company. She is a director of Wellpoint, Inc., a Blue Cross/Blue Shield company; Curis, Inc., a therapeutic drug development company; Dendreon Corporation, a biotechnology company; Dyax Corp., a biopharmaceutical company; and Nastech Pharmaceutical Company, Inc., a pharmaceutical company.

Gary L. Kaseff, Age 59	1994

      Mr. Kaseff is employed as Executive Vice President and General Counsel of Emmis, a post he has held since 1998. Before becoming general counsel, Mr. Kaseff practiced law in Southern California. Previously, he was President of the Seattle Mariners Major League Baseball team and partner with the law firm of Epport & Kaseff.

*	Independent director elected by the holders of the Class A common stock voting as a single class.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
     As of May 2, 2007, there were 32,595,311 shares of our Class A common stock and 4,930,267 shares of our Class B common stock issued and outstanding. The holders of Class A common stock are entitled to an aggregate of 32,595,311 votes, and the holder of Class B common stock is entitled to an aggregate of 49,302,670 votes. The following table shows, as of May 2, 2007, the number and percentage of shares of our common stock held by each person known to us to own beneficially more than five percent of the issued and outstanding common stock, by the executive officers named in the Summary Compensation Table below and our directors and nominees, and by our executive officers and directors as a group:

	Class A			Class B
	Common Stock			Common Stock
Five Percent Shareholders,	Amount and Nature			Amount and Nature
Directors and Certain	of Beneficial		Percent	of Beneficial		Percent	Percent of Total
Executive Officers	Ownership		of Class	Ownership		of Class	Voting Power
Jeffrey H. Smulyan	149,417	(1)	* %	7,417,714	(16)	100.0%	69.6%
Susan B. Bayh	72,832	(2)	*	—		—	*
Richard F. Cummings	567,765	(3)	1.7%	—		—	*
Paul W. Fiddick	131,352	(4)	*	—		—
Gary L. Kaseff	529,008	(5)	1.6%	—		—	*
Richard A. Leventhal	93,501	(6)	*	—		—	*
Peter A. Lund	51,764	(7)	*	—		—	*
Greg A. Nathanson	258,199	(8)	*	—		—	*
Lawrence B. Sorrel	77,595	(9)	*	—		—	*
Patrick M. Walsh	31,900	(10)	*
Galleon Management, L.P.	1,686,709	(11)	5.2%	—		—	2.1%
Martin Capital Management, LLP	2,710,293	(12)	8.3%	—		—	3.3%
TCS Capital Gp, LLC	2,712,300	(13)	8.3%	—		—	3.3%
Farallon Capital Partners, L.P. and Noonday Capital Partners, L.L.C.	3,185,000	(14)	9.8%	—		—	3.9%
All Executive Officers and Directors as a Group (12 persons)	2,238,941	(15)	6.6%	7,417,714	(16)	100.0%	70.6%

*	Less than 1%.

(1)	Consists of 5,835 shares held in the 401(k) Plan, 101,837 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control and 30,625 shares held by The Smulyan Family Foundation, which Mr. Smulyan shares voting control. Of the shares he owns individually, Mr. Smulyan has pledged 80,000 to secure a bank loan.

(2)	Consists of 21,610 shares owned individually and 51,222 shares represented by stock options exercisable currently or within 60 days of May 2, 2007.

(3)	Consists of 173,178 shares owned individually, 8,260 shares owned for the benefit of Mr. Cummings’ children, 5,823 shares held in the 401(k) Plan and 380,504 shares represented by stock options exercisable currently or within 60 days of May 2, 2007. Of the shares owned individually, 72,171 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(4)	Consists of 21,301 shares owned individually, 291 shares held in the 401(k) Plan, and 109,760 shares represented by stock options exercisable currently or within 60 days of May 2, 2007. Of the shares owned individually, 21,085 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(5)	Consists of 96,981 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 1,493 shares held in the 401(k) Plan, and 425,777 shares represented by stock options exercisable currently or within 60 days of May 2, 2007. Of the shares owned individually, 46,726 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(6)	Consists of 21,679 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 51,222 shares represented by stock options exercisable currently or within 60 days of May 2, 2007.

(7)	Consists of 15,177 shares owned individually and 36,587 shares represented by stock options exercisable currently or within 60 days of May 2, 2007.

(8)	Consists of 133,705 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children and 80,490 shares represented by stock options exercisable currently or within 60 days of May 2, 2007.

(9)	Consists of 26,373 shares owned individually and 51,222 shares represented by stock options exercisable currently or within 60 days of May 2, 2007.

(10)	Consists of 31,780 shares owned individually and 120 shares held in the 401(k) Plan. Of the shares owned individually, 31,780 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(11)	Information concerning these shares was obtained from a Schedule 13G/A filed on April 18, 2007 by Galleon Management, L.P. on behalf of itself and various affiliates, each of which has a mailing address of 135 East 57th Street, New York, New York 10022.

(12)	Information concerning these shares was obtained from a Schedule 13D/A filed on April 23, 2007 by Martin Capital Management, LLP on behalf of itself and various affiliates (including Frank K. Martin), each of which has a mailing address of 300 Junior Achievement Drive, Suite 301, Elkhart, Indiana 46516.

(13)	Information concerning these shares was obtained from a Schedule 13G/A filed on April 11, 2007 by TCS Capital GP, LLC on behalf of itself and various affiliates, each of which has a mailing address of 888 Seventh Avenue, Suite 1504, New York, New York 10019.

(14)	Information concerning these shares was obtained from an amended Schedule 13D filed on August 15, 2006 by Noonday Capital Partners, L.L.C. and Farallon Capital Partners, L.P. on behalf of themselves and certain related parties. The address of Noonday Capital Partners, L.L.C. and its related parties is 227 Charlotte, North Carolina 28202. The address of Farallon Capital Partners and its related parties is One Maritime Plaza Suite 1325, San Francisco, California 94111.

(15)	Includes 1,402,644 shares represented by stock options exercisable currently or within 60 days of May 2, 2007.

(16)	Consists of 4,930,267 shares owned individually and 2,487,447 shares represented by stock options exercisable currently or within 60 days of May 2, 2007. Of the shares he owns individually, Mr. Smulyan has pledged an aggregate of 3,284,258 to secure two bank lines of credit. The lines of credit are subject to certain customary default provisions. If Mr. Smulyan defaults on the lines of credit and the pledges are foreclosed, the sale of the shares by the pledgees could result in a change in control of the company.
CORPORATE GOVERNANCE
General
     Emmis aspires to the highest ethical standards for our employees, officers and directors, and remains committed to the interests of our shareholders. We believe we can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The board of directors has adopted formal corporate governance guidelines, as well as policies and procedures designed to foster the appropriate level of corporate governance. Some of these guidelines and procedures are discussed below. For further information, including electronic versions of our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our audit committee Charter, our compensation committee Charter, our corporate governance and nominating committee Charter and our Auditor Independence Policy, please visit the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.
Independent Directors
     Our board of directors currently consists of seven members. Of these, five (Mrs. Bayh and Messrs. Leventhal, Lund, Nathanson and Sorrel) qualify as “independent directors” under the listing standards of The Nasdaq Stock Market, Inc.
Code of Ethics
     Emmis has adopted a Code of Business Conduct and Ethics to document the ethical principles and conduct we expect from our employees, officers and directors. A copy of our Code of Business Conduct and Ethics is available on our website.
Lead Director
     Our independent directors have appointed Susan B. Bayh as the “Lead Director.” In that role, Mrs. Bayh is responsible for coordinating and leading the independent directors, presiding over executive sessions of the independent directors and acting as a liaison between the independent directors and the rest of the board of directors and Emmis management.
Communications with Independent Directors
     Any employee, officer, shareholder or other interested party who has an interest in communicating with the Lead Director or any other Emmis independent directors regarding any matter may do so by directing communication to Mrs. Bayh as the Lead Director addressed to Lead Director, Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, by facsimile to (317) 684-5583, or by e-mail message to LeadDirector@emmis.com. The communication will be delivered to the independent directors as appropriate. For matters related to nominations or corporate governance, communications should specify that they are directed to the corporate governance and nominating committee. For matters related to finance or auditing, communications should specify that they are directed to the audit committee. For matters related to compensation, communications should specify that they are directed to the compensation committee. Messages for any director or the board of directors as a whole may be delivered through the Lead Director as well.

Certain Committees of the Board of Directors
     Our board of directors currently has several committees, including an audit committee, a corporate governance and nominating committee and a compensation committee.
     Audit Committee. The audit committee’s primary responsibility is to engage the independent auditor and otherwise to monitor and oversee the audit process. The audit committee also undertakes other related responsibilities as summarized in the Report of the audit committee below and detailed in the audit committee’s charter, which is available on our website. The board of directors has determined that the members of the audit committee, Richard A. Leventhal (chair), Peter A. Lund and Lawrence B. Sorrel, are independent directors under the Securities Exchange Act of 1934 and the Nasdaq listing standards. The board of directors has also determined that Lawrence B. Sorrel is an “audit committee financial expert” as defined in rules adopted under the Securities Exchange Act of 1934. The audit committee held six meetings during the last fiscal year.
     Corporate Governance and Nominating Committee. The corporate governance and nominating committee’s primary responsibility is to assist the board of directors by (1) identifying individuals qualified to become members of the board of directors and recommending nominees to the board of directors for the next annual meeting of shareholders and (2) evaluating and assessing corporate governance issues affecting Emmis. The corporate governance and nominating committee’s charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The corporate governance and nominating committee evaluates current members of the board of directors and potential candidates with respect to their independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. The corporate governance and nominating committee concentrates its focus on candidates with the following characteristics and qualifications, though they are not necessarily limited thereto:
•	Chief executive officers or senior executives, particularly those with experience in broadcasting, finance, marketing and information technology.

•	Individuals representing diversity in gender and ethnicity.

•	Individuals who meet the current criteria to be considered as independent directors.
     The corporate governance and nominating committee will consider and evaluate potential nominees submitted by holders of our Class A common stock to our corporate secretary on or before the date for shareholder nominations specified in the “Shareholder Proposals” section of this proxy statement. These potential nominees will be considered and evaluated using the same criteria as potential nominees obtained by the corporate governance and nominating committee from other sources.
     The members of the corporate governance and nominating committee are Susan B. Bayh (chair), Richard A. Leventhal and Greg A. Nathanson, all of whom are independent directors under Nasdaq standards. The corporate governance and nominating committee held two meetings during the last fiscal year.
     Compensation Committee. The compensation committee provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives, establishes compensation arrangements and approves compensation payments to our executive officers, and generally administers our stock option and incentive plans. The compensation committee’s charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The members of the compensation committee are Peter A. Lund (chair), Susan B. Bayh and Lawrence B. Sorrel, all of whom are independent directors under Nasdaq standards. The compensation committee held three meetings during the last fiscal year.
Meeting Attendance
     During our last fiscal year, our board of directors held nine meetings, either in person or by telephone. Except for Mr. Nathanson, each director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee. Mr. Nathanson attended six of the nine board meetings and both meetings of the corporate governance and nominating committee.
     We believe that communication between our shareholders and the members of our board of directors is enhanced by the opportunity for personal interaction at our annual meeting of shareholders. Accordingly, we encourage the members of our board of directors to attend our annual meeting of shareholders whenever possible. At our annual meeting of shareholders held on February 13, 2007, two of the seven members of our board of directors were in attendance. A snowstorm in Indianapolis on that date prevented several directors from attending.
Compensation of Directors
     Directors who are not officers or employees of Emmis are compensated for their services at the rate of $3,000 per regular meeting attended in person, $1,500 per regular meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. In addition, each director who is not an officer or employee of Emmis receives an annual retainer of $30,000, the chair of our audit committee receives a $10,000 annual retainer, the chair of our compensation committee receives a $5,000 annual retainer, the chair of our corporate governance and nominating committee receives a $3,000 annual retainer, and the Lead Director receives a $3,000 annual retainer. All of these fees are paid in the form of Class A common stock at the end of each calendar year. The per share price used for payment of these fees is established using the market value of Emmis Class A common stock prior to the end of the previous fiscal year, discounted by 20% to the extent the director attends at least 75% of the board and committee meetings applicable to the director. In addition, directors who are not officers or employees of Emmis are entitled to receive annually 2,195 shares of restricted stock and options to purchase 7,317 shares of Class A common stock. The options are granted on the date of our annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. Restricted stock is also granted on the date of our annual meeting of shareholders and will vest at the conclusion of each director’s three-year term.
     During fiscal 2007, the members of a special committee formed to consider a proposed going private transaction from Mr. Smulyan were each paid a retainer of $50,000 in cash.
     In the table below, we have set forth information regarding the compensation for the fiscal year ended February 28, 2007, received by each of our directors as of February 28, 2007 who is not an officer or employee of Emmis.

2007 DIRECTOR COMPENSATION TABLE

	Fees Earned or
Name	Paid in Cash	Stock Awards[1,2]	Option Awards[3,4]	Total
Susan B. Bayh	—	$66,567	$458	$67,025
Richard A. Leventhal	—	$60,946	$458	$61,404
Peter A. Lund	$50,000	$58,783	$458	$109,241
Lawrence B. Sorrel	$50,000	$60,507	$458	$110,965
Greg A. Nathanson	—	$38,612	$458	$39,070

[1]	On February 13, 2007, each director named in the table above received a grant of 2,195 restricted shares, having an aggregate date of grant fair value of $19,053. In the following table we set forth for each named director the number of unrestricted shares the director received on January 11, 2007, for retainers and meeting fees (other than special committee fees) for the 2007 calendar year, and the aggregate grant date fair market value of the shares:

Name	Shares #	Fair Market Value $
Mrs. Bayh	6,680	57,582
Mr. Leventhal	6,028	51,961
Mr. Lund	5,777	49,798
Mr. Sorrel	5,977	51,522
Mr. Nathanson	3,437	29,627

[2]	At February 28, 2007, each named director other than Mrs. Bayh held restricted stock awards for an aggregate of 3,695 shares, having an aggregate fair market value of $30,373. Mrs. Bayh held 2,195 restricted shares having a fair market value of $18,043, as 1,800 restricted shares had vested on February 13, 2007, the expiration of her last three year term. Restricted stock awards vest on the earlier of the end of the director’s three-year term or the third anniversary of the date of grant. Mrs. Bayh’s restricted shares will vest on the earlier of February 13, 2010, or the day before the company’s annual meeting for fiscal year 2010. With respect to each of Mr. Leventhal, Mr. Lund and Mr. Sorrel, 1,500 restricted shares will vest on the earlier of July 13, 2008 or the day before the company’s annual meeting for fiscal year 2009, and 2,195 restricted shares vest on the earlier of February 13, 2010, or the day before of the company’s annual meeting for fiscal year 2009. For Mr. Nathanson, 1,500 restricted shares will vest on the earlier of July 13, 2008 or the day before the company’s annual meeting for fiscal year 2008, and 2,195 restricted shares vest on the earlier of February 13, 2010, or the day before of the company’s annual meeting for fiscal year 2008.

[3]	In the following table we have set forth information regarding options held by each named director as of February 28, 2007. Options vest on the earlier of the dates shown, or the day before the annual meeting for the fiscal year in which the date shown falls.

	Number of Shares
	Underlying
Name	Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mrs. Bayh	7,317	8.71	2/13/17	1/3 on each of 2/13/08, ‘09 & ‘10
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested

Mr. Leventhal	7,317	8.71	2/13/17	1/3 on each of 2/13/08, ‘09, & ‘10
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested

Mr. Lund	7,317	8.71	2/13/17	1/3 on each of 2/13/08, ’09 & ‘10
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested

Mr. Sorrel	7,317	8.71	2/13/17	1/3 on each of 2/13/08, ‘09, ‘10
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/05/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested

	Number of Shares
	Underlying
Name	Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mr. Nathanson	7,317	8.71	2/13/17	1/3 on each of 2/13/08, ‘09, ‘10
	7,317	12.19	7/13/15	Fully Vested
	14,635	14.21	6/30/14	Fully Vested
	14,635	15.48	6/5/13	Fully Vested
	14,635	13.56	6/24/12	Fully Vested
	14,634	19.82	8/01/11	Fully Vested
	14,634	24.18	3/01/10	Fully Vested

[4]	The aggregate grant date fair value of the options granted to each director on February 13, 2007, was $33,439.
Certain Transactions
     Although Emmis generally prohibits loans to executive officers and directors, we currently have a loan outstanding to Jeffrey H. Smulyan, our Chairman, Chief Executive Officer and President, that is grandfathered under the Sarbanes-Oxley Act of 2002. The largest aggregate amount outstanding on this loan at any month-end during the last fiscal year was $948,297 and the balance at February 28, 2007 was $948,297. This loan bears interest at our cost of senior debt, which at February 28, 2007 was approximately 7.3% per annum.
     Prior to 2002, Emmis had made certain life insurance premium payments for the benefit of Mr. Smulyan. Emmis discontinued making such payments in 2001; however, pursuant to a Split Dollar Life Insurance Agreement and Limited Collateral Assignment dated November 2, 1997, Emmis retains the right, upon the death, resignation or termination of Mr. Smulyan’s employment, to recover all of the premium payments it has made, which total $1.1 million.
     During the last fiscal year, Emmis leased an airplane and was party to a timeshare agreement with Mr. Smulyan with respect to his personal use of the plane. Under the timeshare agreement, whenever Mr. Smulyan uses the plane for non-business purposes, he pays Emmis for the aggregate incremental cost to Emmis of operating the plane up to the maximum amount permitted by Federal Aviation Authority regulations (which maximum generally approximates the total direct cost of operating the plan for the applicable trip). With respect to personal flights during the last fiscal year, Mr. Smulyan paid Emmis approximately $313,000 for expenses under the timeshare arrangement. In addition, under Internal Revenue Service regulations, to the extent Mr. Smulyan allows non-business guests to travel on the plane on a business trip or takes the plane on a non-business detour as part of a business trip, additional compensation is attributed to Mr. Smulyan. Generally, these trips on which compensation is assessed pursuant to IRS regulations do not result in any material additional cost or expense to Emmis.
     A person who shares a household with Michael Levitan, our Executive Vice President of Human Resources, is the President of EchoPoint, a media buying agency in Indianapolis. In fiscal 2007, Emmis paid EchoPoint approximately $143,000 in agency commissions, and paid approximately $250,000 for advertisements placed for Emmis by EchoPoint. Emmis’s fiscal 2007 revenues from advertisements placed by EchoPoint were $1,058,000.
Review and Approval of Related Party Transactions
     Our board of directors has adopted a written policy for review, approval and monitoring of transactions between the company and “related parties.” Related parties are directors, executive officers, nominees to become a director, any person beneficially owning more than 5% of any class of our stock, immediate family members of any of the foregoing, and any entity in which any of the forgoing persons is employed or is a general partner or principal or in which the person has a 10% or greater beneficial ownership interest. The policy covers transactions involving amounts exceeding $120,000 in which a related person had, has or will have a direct or indirect interest.
     Procedures. The related party is required to notify our legal department of the facts and circumstances of any proposed related party transaction. The legal department makes an initial determination of whether the transaction is subject to the policy. If the legal department determines that the policy is applicable, the transaction is referred to our audit committee. Either the audit committee, or the chair of the audit committee between audit committee meetings, considers the facts and circumstances of the proposed transaction and determines whether to approve the transaction. The audit committee or the chair, as the case may be, considers, among other things:
•	The benefits of the transaction to the company;

•	The impact of the transaction on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available to unrelated third parties.
     The audit committee may seek bids, quotes or independent valuations from third parties in connection with assessing a related party transaction. The audit committee or the chair may approve only transactions that they determine are in, or are not inconsistent with, the best interest of the company.
     Ratification. If a transaction that was not a related party transaction when it was entered into becomes a related party transaction, or our CEO, CFO, general counsel or secretary become aware that a transaction that was not approved is a related party transaction, they must promptly submit the transaction for review by the audit committee.
     Annual Review. From time to time, the audit committee will review previously approved related party transactions that have a remaining term of six months or more or remaining amounts involved in excess of $120,000. Based on the factors described above, the audit committee determines whether to continue, modify or terminate the transaction.
REPORT OF THE AUDIT COMMITTEE
     The following Report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
     The audit committee is composed of three directors whom the board of directors has determined are “independent” as defined by Nasdaq listing standards. The audit committee’s responsibilities are set forth in its written charter approved by the board of directors. The charter is reviewed annually by the audit committee. A copy of the Audit committee charter may be found on our website at www.emmis.com/investors/corporate governance.aspx. As required by Nasdaq listing standards, the audit committee has determined that its charter is adequate. The audit committee has also determined that its members meet the financial literacy requirements of Nasdaq listing standards.
     Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The audit committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes. For the fiscal year ended February 28, 2007, the audit committee engaged Ernst & Young LLP to serve as the company’s independent auditor.
     The audit committee has met and held discussions with management and Ernst & Young LLP. Management represented to the audit committee that the company’s consolidated financial statements as of and for the fiscal year ended February 28, 2007 were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed these consolidated financial statements with management. The audit committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     In June 2002, the board of directors, upon the recommendation of the audit committee, adopted an Auditor Independence Policy that, among other things, prohibits the company’s independent auditor from performing certain non-audit services for the company, requires prior approval of the audit committee for any services provided by the company’s independent auditor, limits the hiring by the company of former employees of the company’s independent auditor who have worked on the Emmis account and requires enhanced disclosure both to the audit committee and to shareholders of matters related to auditor independence.
     Ernst & Young LLP also provided to the audit committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the audit committee discussed with the independent registered public accountants that firm’s independence. In addition, the audit committee (or the chairman of the audit committee with respect to engagements of less than $100,000) approves in advance all engagements of the company’s independent auditor. The audit committee determined that Ernst & Young’s provision of non-audit services to the company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.
     Based on these discussions and reviews, the audit committee members agreed that the audited financial statements for the company’s last fiscal year should be included in our company’s Form 10-K, and made a formal recommendation to the board of directors to that effect.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Policy
     The compensation committee oversees our executive compensation program. The compensation committee membership is determined by the board, and is composed of non-employee independent directors. They provide a general review of our compensation and benefit plans to ensure that such plans meet our corporate objectives. The compensation committee also establishes compensation arrangements and approves compensation payments to Mr. Smulyan and our other executive officers, and generally administers our equity compensation plans and corporate incentive plan. With respect to compensation decisions affecting executive officers other than Mr. Smulyan, the compensation committee typically receives input from Mr. Smulyan in the course of making its decisions. With respect to compensation decisions affecting non-executive officers and employees, the compensation committee has delegated this authority to Mr. Smulyan and the other executive officers, provided such authority is exercised in accordance with any parameters established by the compensation committee.
     The compensation committee bases its executive compensation programs on the following objectives:
•	We historically have entered into multi-year employment agreements with our executive officers. All executive officers named in the compensation tables in this proxy statement currently have employment agreements in place. David Newcomer, who was an executive officer while serving as our Interim Chief Financial Officer, does not have an employment agreement. The agreements in place generally provide for a base salary, annual performance bonus, and restricted stock and stock option awards. The compensation committee believes that entering into these agreements assists us in retaining our key officers and enables us to focus the officers’ efforts and energies on enhancing the long-term value of our company to our shareholders. The total compensation reflected in these employment agreements is generally based on the officers’ prior compensation levels, changes in duties, market data and peer group benchmarking surveys. In order to attract and retain highly qualified employees, we believe overall compensation to our executive officers should be targeted at the top third of our peer group, with exceptions made in appropriate circumstances.

•	Compensation should be based on the level of job responsibility, individual performance and company performance. As executives progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance, because the performance of senior executives is more likely to affect the company’s results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain highly skilled executives, we must remain competitive with the pay of other employers who compete with us for talent.

•	Compensation should reward performance. The objectives of pay-for-performance and retention of employees must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the company.
The Committee’s Processes
     The compensation committee has established a number of processes to assist it in ensuring that the company’s executive compensation program is achieving its objectives. Among those are:
•	Assessment of Company Performance. The compensation committee uses station operating income as principal measure of company performance. For corporate-level executives such as Mr. Smulyan, Mr.

Walsh, Mr. Kaseff and Mr. Newcomer, the compensation committee measures company-wide station operating income. For executives in the company’s business units, such as Mr. Cummings in the Radio Division and Mr. Fiddick in Emmis International, the company uses station operating income for the applicable business unit as its principal measure.

•	Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. The compensation committee meets annually with Mr. Smulyan to assess the performance of the executive officers other than himself, and assigns a numerical rating reflecting the performance of the executive. The numerical rating scale runs from zero to five, with a rating of three meaning the executive is meeting the company’s expectations and a rating of five meaning that the executive is far exceeding the company’s expectations. The rating directly affects the executive’s performance bonus element of the company’s 2007 Corporate Incentive Plan discussed below.

•	Significant Decisions. When the company is hiring a new executive, assigning substantial new duties to a current executive or contemplating a significant change in its compensation policy, the compensation committee will from time to time engage in one or more of the following additional processes:
o	Engaging Consultants. The compensation committee may engage the services of compensation consultants when it is considering new policies or engaging new executives. Among other things, the compensation committee has used consultants to compare cash and non-cash compensation programs for the company’s executive officers with those of other companies and assess whether they are appropriate to the company’s objectives and to ensure compensation arrangements comply with applicable law. The compensation committee exercises its judgment and discretion in reviewing and considering these analyses.

o	Benchmarking. The compensation committee may benchmark the company’s programs with a peer group of media companies. Although changes and consolidation in the industry will change the identity of peer companies from time to time, at present the company considers Citadel Broadcasting Corporation, Cox Radio, Inc., Entercom Communications Corporation and Radio One, Inc. to be among the peer group of companies that the company would benchmark. The compensation committee would compare the peer companies’ executive compensation programs as a whole, and also compare the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The compensation committee would use the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the upper third of comparative pay of the peer group companies when the company achieves the targeted performance levels.
•	Total Compensation Review. Each time an executive’s employment agreement is up for renewal, the compensation committee reviews the executive’s base pay, bonus, and equity incentives, as well as perquisites and other compensation, and, if applicable, payments that would be required under certain severance and change-in-control scenarios.
Components of Executive Compensation for Fiscal 2007
     For fiscal 2007, the compensation of executives consisted of four primary components – base salary, a performance and incentive bonus under our 2007 Corporate Incentive Plan, stock options and restricted shares, and a benefits package. The compensation committee believes that this program balances both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of foundational benefits in a way that furthers the compensation objectives discussed above.
     Base Salary. Base salary is the guaranteed element of executives’ annual cash compensation. The value of base salary reflects the employee’s role and responsibilities, long-term performance, skill set and the market value of that skill set. Base salaries for the named executives other than Mr. Newcomer were fixed for fiscal 2007 in accordance with each executive’s employment agreement. However, Mr. Newcomer received a special bonus for serving as Interim Chief Financial Officer. For calendar year 2006, each executive had the option to forego a portion of his base salary in exchange for restricted shares of the company’s stock under our stock compensation program. The restricted shares were valued at a discount from the fair market value of the company’s shares at the beginning of the calendar year. The discount was 10% if the executive elected to forego up to 5% of salary, and the discount was 20% for amounts in excess of 5% of salary that the executive elected to forego.

     2007 Corporate Incentive Plan. Our 2007 Corporate Incentive Plan has two components, a target bonus and a performance goal. Generally, for fiscal 2007, payment of 70% of an executive officer’s target bonus is based on achievement of station (publishing) operating income targets for the applicable business unit, and the remainder is based on a review of individual performance. Because he became the company’s Chief Financial Officer during the fiscal year, Mr. Walsh’s awards were allocated 50% to each component. Similarly, because our international radio division is more of a start-up operation than our radio and publishing divisions, Mr. Fiddick’s award was also allocated 50% to each component. The total target award for each executive officer is fixed by the executive’s employment agreement. The table below sets forth the target awards for each executive officer named in the compensation tables below, other than Mr. Newcomer:

		Individual
	Operating Income	Performance Target
Name	Target Award	Award	Total Target Award
Mr. Smulyan	$770,000	$330,000	$1,100,000
Mr. Walsh	$75,000	$75,000	$150,000
Mr. Cummings	$239,050	$102,450	$341,500
Mr. Kaseff	$172,200	$73,800	$246,000
Mr. Fiddick	$100,000	$100,000	$200,000
     The actual awards earned are set forth in the Summary Compensation Table in the columns denominated “Bonus” for the individual performance portion of the award, and “Non-Equity Incentive Compensation” for the operating income portion. The executive earned a percentage of the operating income target award depending upon the extent to which the operating income goals were attained in accordance with the following scale:

Percentage of Performance Goal Attained	Percentage of Target Award Earned
115% or more (130% for Mr. Fiddick)	150%
110% (115% for Mr. Fiddick)	125%
100%	100%
90% (70% for Mr. Fiddick)	70% (50% for Mr. Fiddick)
Less than 90% (less than 70% for Mr. Fiddick)	0%
     The company believes the operating income goals set for its executives under the 2007 Corporate Incentive Plan are appropriate. Station operating income is widely used as a performance measure within the broadcasting and publishing industries. The operating income targets were set early in the fiscal year in accordance with Section 162(m) of the Internal Revenue Code, based upon a combination of internal budgets and Wall Street analyst expectations. Of the named executive officers, only Mr. Walsh and Mr. Fiddick achieved their targets in fiscal 2007 and received any portion of their operating income target award.
     The compensation committee may from time to time adjust the performance goals of the executives to eliminate the effect of extraordinary events. For fiscal 2007, the compensation committee made one adjustment, eliminating a non-cash impairment charge related to the write-down of Emmis Books remaining inventory. The compensation committee determined that the non-cash charge should be excluded, provided that any further revenue related to sales of the written off inventory is also excluded from any future annual incentive plans.
     Total station operating income must be at least 75% of the target total station operating income goal in order for the executive to receive the portion of the award based upon a review of individual performance. After review of the executive’s performance, based upon the recommendation of Mr. Smulyan in the case of executive officers other than Mr. Smulyan, the compensation committee assigned a numerical rating from zero to five reflecting its judgment of the executive’s performance. The executive receives a percentage of the individual performance portion of his target award based on the following scale:

Rating	Percentage of Target Award Earned
5.0 (far exceeds expectations)	120%
4.0 (exceeds expectations)	110%
3.0 (meets expectations)	100%
2.5	95%
Less than 2.5.	0%

     All of the named executives received ratings of 3.75 or above and received in excess of 100% of their target award for individual performance in fiscal 2007. Awards to executive officers under the 2007 plan were paid, subject to minimum tax withholdings, in shares of common stock.
     2004 Equity Compensation Plan. We award the equity component of executive compensation under our 2004 Equity Compensation Plan. On or about March 1 of each year, we grant to each executive a number of options and restricted shares fixed in accordance with the executive’s employment agreement. The grant date is tied to the date on which the company makes annual equity awards to substantially all of its full time employees. The options become exercisable in three equal annual installments, on the first, second and third anniversaries of the date of grant. The exercise price is equal to the fair market value of our shares on the date of grant. Restricted shares vest on the third anniversary of the initial grant. Most officers received both options and restricted stock under this new program. However, Mr. Smulyan continues to receive all stock options as provided in his employment agreement.
     By fixing the annual grant date for options and restricted stock grants at March 1 of each year (the first day of our fiscal year), we believe we have substantially eliminated the possibility of manipulation of the timing of grants. We do make an exception to this policy in the case of new hires. For example, Mr. Walsh was granted options and restricted shares on September 4, 2006, the date of his hire. We also delay grants to executive officers if the paperwork for grants to employees other than executive officers is not completed by March 1 of each year. We believe that it is important for employee morale that equity awards to executives and other employees be made on the same date and at the same share valuations.
     We also grant restricted shares that vest on the completion of the executive’s employment agreement. We intend the grant of these “completion shares” to provide incentive to the executive to remain with the company throughout the term of his employment agreement. Mr. Walsh received a grant of completion shares on September 4, 2006, the date of his hire.
     If the company pays a dividend on its common shares, the dividend is paid on shares of restricted stock. Thus, executives and other employees holding restricted stock received the extraordinary dividend of $4.00 per share in November 2006.
     Perquisites. The company provides certain limited perquisites or personal benefits to its executive officers. Most of the company’s executive officers receive a monthly automobile allowance, reimbursement for certain life, disability, and long-term care insurance, and matching contributions to the company’s 401(k) plan. The company will also reimburse the relocation expenses of new hires who must move to one of the company’s locations. The 401(k) matching contributions are made on the same terms available to all participants in the plan. In addition, the company aircraft is made available for the personal use of Mr. Smulyan and other executive officers. The compensation committee believes that the use of the corporate aircraft allows the executive officers to conduct company business while traveling, and offers security and efficiency that are worth more to the company than the cost. However, the company requires that executives using the plane for purely personal trips reimburse the company for the incremental cost of the trip to the extent permitted for non-commercial aircraft under FAA regulations. Accordingly, Mr. Smulyan has entered into a timeshare arrangement for the corporate aircraft under which he pays the company a lease fee for personal use based upon the lesser of the “Gulfstream IV Total Direct Cost Per Flight” as published by Conklin & deDecker Aviation Information or the maximum amount of expense reimbursement permitted under FAA regulations for non-commercial aircraft. Occasionally, Mr. Smulyan and other executive officers may use the corporate aircraft for personal side trips on otherwise business flights. Because these trips are part of a business trip, the company accounts for such side trips using the Standard Industry Fair Level Rates as published by the Internal Revenue Service, and is not fully reimbursed for the incremental cost of such side trips. None of the executives used the company plane for a personal side trip in fiscal 2007. In addition, depending on seat availability, friends or family members of executive officers may travel on the company aircraft to accompany executives who are traveling on business. There is no incremental cost to the company for these trips.
Severance Benefits
     The employment agreements we have entered into with Mr. Smulyan, Mr. Walsh, Mr. Kaseff and Mr. Fiddick provide for certain payments and benefits to the named executive officer in the event that the executive officer is terminated by the company without “cause,” or terminates his own employment with “good reason.” Mr. Smulyan is also entitled to certain payments upon his voluntary termination, death and disability.
     We have also entered into a Change in Control Severance Agreement with each of the executives named in the preceding tables. Each such agreement provides that if the executive’s employment is terminated by the company within two years after a change-in-control of the company (or, in certain instances, in anticipation of a change in control) other than for cause, or is terminated by the executive for good reason, the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment from one and one-half to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued insurance benefits for three years; (4) immediate vesting of all stock options; and (5) if the payments to the executive exceed certain limits, additional tax “gross up” payments to compensate the executive for the excise tax imposed by section 4999 of the Internal Revenue Code. In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change-in-control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred. In addition, under our 2004 Equity Compensation Plan, all outstanding stock options, restricted shares and other awards held by the executive vest immediately if the compensation committee determines that a change in control has occurred.
          The Change in Control Severance Agreements are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the company. In addition, for executives, the agreements are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.
          Although there are some differences in benefit levels depending on the executive’s job level and seniority, the basic elements of the Change in Control Severance Agreements are comparable for all executives:
•	Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the agreements require a “double trigger” – a change in control followed by an involuntary loss of employment within two years thereafter, or in the case of Mr. Smulyan, Mr. Cummings, Mr. Kaseff and Mr. Walsh, a voluntary termination during a 30-day period beginning one year after the change in control. This is consistent with the purpose of the agreements, which is to provide executives with a guaranteed level of financial protection upon loss of employment and to provide for a smooth transition in connection with a change in control.

•	Covered terminations. Executives are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by the company, (ii) for good reason by the employee, or (iii) in certain cases, for any reason by the employee during a 30-day period beginning one year after the change in control.

•	Severance payment. Executives would receive a severance payment ranging from eighteen months to three years base salary, plus from one and one-half to three times the highest annual bonus paid in the three years prior to the change in control.

•	Benefits continuation. Basic employee benefits such as health, dental, accident and life insurance would be continued for up to three years following termination of employment.

•	Accelerated vesting of stock options. Any unvested stock options become exercisable at the time of termination of employment.

•	Excise tax. In the event the payments made to the executive, or the value of other benefits received by the executive, in connection with a change in control exceed certain limits, Section 4999 of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups, would be borne by the company.

Deductibility Cap on Executive Compensation
          U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the named executive officers listed in the summary compensation table below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals as reflected in the summary compensation table below. The compensation committee believes that substantially all of the compensation paid to any executive officer in excess of $1,000,000 in fiscal 2007 was fully deductible, except for a portion of the extraordinary dividends paid on restricted stock held by Richard F. Cummings. However, the compensation committee may approve payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the company’s compensation objectives and to protect shareholder interests.
Executive Compensation Recovery Policy
          The compensation committee has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, the company may recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. This policy covers income related to cash bonuses and performance awards.
Equity Ownership Requirements
          While the company encourages all of its employees to invest in the company by including all of them in its equity award programs, the company does not require any executives or other employees to maintain a certain level of equity ownership in the company. The board of directors believes that the decision to invest in the company is a highly personal one, and consequently should not be mandated.
Fiscal 2008 Compensation Decisions
          At the end of calendar year 2006, the company discontinued its stock compensation program under which any employee, including executives, could elect to receive stock in lieu of a portion of his salary. The compensation committee found the burden of administering the program did not result in commensurate advancement of the company’s compensation goals.
          The company’s 2008 Corporate Incentive Plan is substantially similar to the 2007 plan. The compensation committee has formally adopted the policy of excluding the effect of non-cash charges on performance goals as discussed above, and has specifically excluded any revenues attributable to Emmis Books. The target awards of the named executive officers for fiscal 2008 are fixed in accordance with their respective employment agreements and the operating income goals are based on the approved budgets. In the case of Messrs. Walsh and Fiddick, the allocation between operating income and individual performance has been adjusted to 70/30 and 60/40, respectively.
          The company’s other compensation programs remain in place without material change for fiscal 2008.
          None of our current executive officers has received any bonus in connection with the sale of the company’s television division, even though television sales bonuses were paid to substantially all television division and corporate employees. The compensation committee determined not to address the issue of television sale bonuses, if any, for executive officers until all the television stations had been sold. When the remaining television stations are sold, the compensation committee may determine to award discretionary bonuses to executives and other employees.

Compensation Committee Report
          The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Peter A. Lund, Chairman
Susan B. Bayh
Lawrence B. Sorrel

COMPENSATION TABLES
     The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer, each person who served as chief financial officer, and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer (collectively, the “Named Executive Officers”) during the fiscal year ended February 28, 2007.
2007 SUMMARY COMPENSATION TABLE1

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary[2]	Bonus[3]	Awards[4]	Awards[4]	Compensation[3]	Compensation[5]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Jeffrey H. Smulyan, Chief	2007	880,000	369,600	—	642,667	—	49,893	1,942,160
Executive Officer

Patrick M. Walsh,	2007	176,923	89,135	46,537	10,984	76,081	118,143	517,803
Executive Vice President,
Chief Financial Officer
and Treasurer[6]

David R. Newcomer,	2007	182,918	139,117	16,775	17,673	—	13,552	370,035
Interim Chief Financial
Officer[6]

Richard F. Cummings,	2007	495,000	110,134	419,433	96,400	—	291,074	1,412,041
Radio Division President

Gary L. Kaseff, Executive	2007	437,500	83,025	282,916	80,333	—	192,000	1,075,774
Vice President and
General Counsel

Paul W. Fiddick,	2007	340,000	115,000	24,555	48,200	103,333	20,000	651,088
International Division
President

[1]	We have adjusted the exercise prices and numbers of shares subject to options referred to in this and the following tables and accompanying text and footnotes for the effect of the $4.00 per share special dividend we paid on November 22, 2006. We have also adjusted the numbers of restricted shares granted or to be granted after that date to reflect the split. The shares we refer to in this and the following tables are Class A common shares of the company, except with respect to Mr. Smulyan, whose shares are Class B common shares.

[2]	Under our 2006 stock compensation program, some of our executives elected forego a portion of their salary in exchange for restricted shares of the company’s stock. The restricted shares were valued at a discount from the fair market value of the company’s shares at the beginning of the calendar year. The discount was 10% for the first 5% of salary foregone, and 20% for amounts foregone in excess of 5%. The following table sets forth the amount of salary foregone and the number of shares received by each of the named executives who elected to forego a portion of salary in fiscal year 2007:

Name	Salary Foregone ($)	Shares (#)
Mr. Smulyan	146,667	10,038
Mr. Newcomer	15,445	2,847
Mr. Cummings	41,250	4,694
Mr. Kaseff	54,687	6,307

[3]	Generally under our 2007 Corporate Incentive Plan, we paid discretionary performance bonuses and non-equity incentive plan awards to executive officers in stock valued at the fair market value of the company’s shares on the day the shares are issued. However, Mr. Newcomer’s bonus was paid in cash. The number of shares issued to each executive officer for discretionary bonuses and incentive plan award, is as follows: Mr. Smulyan, 37,600; Mr. Walsh, 16,808; Mr. Cummings, 11,204; Mr. Kaseff, 8,447; Mr. Fiddick, 22,211.

[4]	These values represent the amounts we recognized as compensation expense in accordance with Financial Accounting Standards Statement No. 123R. They may include amounts attributable to awards made in past years. A discussion of the assumptions used in calculating these values may be found in Note 5 to our audited financial statements beginning on page [80] of our annual report.

[5]	The following table sets forth the items comprising “All Other Compensation” for each named executive officer.

					Company
		Perquisites			Contributions	Dividends
		and Other			to Retirement	Paid on
		Personal	Tax	Insurance	and	Restricted
		BenefitsA	Reimbursements	PremiumsB	401(k) Plans	StockC
Name	Year	($)	($)	($)	($)	($)	Total ($)
Jeffrey H. Smulyan	2007	47,247	646	—	2,000	—	49,893
Patrick M. Walsh	2007	22,710	127	1,306	2,000	92,000	118,143
David R. Newcomer	2007	—	—	—	2,000	11,552	13,552
Richard F. Cummings	2007	12,000	—	5,074	2,000	272,000	291,074
Gary L. Kaseff	2007	12,000	—	5,000	2,000	173,000	192,000
Paul W. Fiddick	2007	—	—	—	2,000	18,000	20,000

A	Perquisites and other personal benefits for named executive officers other than Mr. Fiddick and Mr. Newcomer includes an automobile allowance. The figure for Mr. Walsh includes relocation expenses. The figures for Mr. Smulyan include the incremental cost to the company of personal use of the company’s airplane. From time to time, family members and guests of the named executives may accompany the executives on business flights on the company’s airplane, at no incremental cost to the company.

B	The company paid premiums for life, disability or long-term care insurance for Mr. Walsh, Mr. Cummings and Mr. Kaseff.

C	The company paid a special dividend of $4.00 per share on November 22, 2006. The figures shown reflect dividends paid on restricted shares held by the executives that were not included in the calculation of compensation expense set forth in the “Stock Awards” column above.

[6]	Mr. Walsh became Chief Financial Officer on September 4, 2006. Mr. Newcomer served as Interim Chief Financial Officer until that date.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

					All Other	All Other
					Stock Awards:	Option Awards:
					Number of	Number of	Exercise or
		Estimated Future Payouts Under			Shares of	Securities	Base Price	Grant Date Fair
		Non-Equity Incentive Plan Awards[1]			Stock or	Underlying	of Option	Value of Stock and
	Grant	Threshold	Target	Maximum	Units[2]	Options[2]	Awards	Option Awards
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Jeffrey H. Smulyan	3/01/06					292,699	11.17	1,928,000
	5/11/07				37,600			369,600
		539,000	770,000	1,155,000

Patrick M. Walsh	9/04/06					14,634	8.30	65,900
	9/04/06				23,000			279,220
	5/11/07				16,808			165,216
		52,500	75,000	112,500

David R. Newcomer	3/01/06					8,049	11.17	53,020
	3/01/06				1,650			27,011

Richard F. Cummings	3/01/06					43,904	11.17	289,200
	3/01/06				9,000			147,330
	5/11/07				11,204			110,134
		167,335	239,050	358,575

Gary L. Kaseff	3/01/06					36,587	11.17	241,000
	3/01/06				7,500			122,775
	5/11/07				8,447			83,025
		120,540	172,200	258,300

Paul W. Fiddick	3/01/06					21,952	11.17	144,600
	3/01/06				4,500			73,665
	5/11/07				22,211			218,333
		50,000	100,000	150,000

[1]	These columns show the range of payouts for fiscal year 2007 station (publishing) operating income performance under the company’s 2007 Corporate Incentive Plan. The 2007 Corporate Incentive Plan is described under the caption “2007 Corporate Incentive Plan” in the Compensation Discussion and Analysis section above. The amounts actually earned for fiscal 2007 are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” Column.

[2]	These columns show stock and option awards granted under the company’ 2004 Equity Compensation Plan. The 2004 Equity Compensation Plan is described under the caption “Equity Compensation Plan” in the Compensation Discussion and Analysis section above.

Employment Agreements
     Effective March 1, 2004, we entered into a four-year employment agreement with Jeffrey H. Smulyan, who currently serves as our Chairman of the board of directors and Chief Executive Officer. As of March 1, 2006, Mr. Smulyan’s base compensation was $880,000; as of March 1, 2007, Mr. Smulyan’s base compensation was scheduled to increase to $905,000. However, on December 5, 2006, Mr. Smulyan announced that he would forego all but one dollar of his base compensation for the fiscal year ending February 29, 2008. Mr. Smulyan’s annual incentive compensation target for fiscal 2007 was $1,100,000 and will increase to $1,131,250 for fiscal 2008. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Mr. Smulyan received an option to acquire 292,699 shares of our Class B common stock on or about March 1, 2007. Mr. Smulyan will continue to receive an automobile allowance and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.
     Effective September 4, 2006, we entered into a three-year employment agreement with Patrick Walsh, who serves as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Walsh’s annual base compensation is $400,000. Mr. Walsh’s annual incentive compensation target is $150,000 for the fiscal year ended February 28, 2007, and $200,000 thereafter. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Mr. Walsh received an option to acquire 14,634 of our common stock and a grant of 3,000 restricted shares on September 4, 2006. Mr. Walsh received an option to acquire 29,269 shares and a grant of 8,780 restricted shares on March 1, 2007, and will receive options to acquire the same number of shares and a grant of the same number of restricted shares on each of March 1, 2008 and March 1, 2009. Mr. Walsh is also scheduled to receive a completion bonus of 20,000 shares of our common stock upon his completion of the agreement. Mr. Walsh receives an automobile allowance and is reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.
     Effective February 7, 2005, we amended the employment agreement of Richard F. Cummings, who currently serves as our Radio Division President. The term of Mr. Cummings’ employment was extended for a period of three years from February 28, 2005, to February 29, 2008. Mr. Cummings’ base salary is $495,000 per year. Mr. Cummings’ annual incentive compensation target is $341,500 (payable in cash or shares of our common stock at our option) based upon achievement of certain performance goals to be determined each year by our compensation committee. On March 1, 2007, Mr. Cummings received an option to acquire 43,904 shares of our common stock and a grant of 13,171 restricted shares. Mr. Cummings is also scheduled to receive a completion bonus of 50,000 shares of our common stock upon the expiration of the agreement. Mr. Cummings will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.
     Effective February 7, 2005, we amended the employment agreement of Gary L. Kaseff, who currently serves as our Executive Vice President and General Counsel. The term of Mr. Kaseff’s employment was extended for a period of three years from February 28, 2005, to February 29, 2008. As of March 1, 2006, Mr. Kaseff’s annual base compensation was $437,500. As of March 1, 2007, Mr. Kaseff’s annual base compensation was increased to $450,000. As of March 1, 2006, Mr. Kaseff’s annual incentive compensation target was $246,000. As of March 1, 2007, Mr. Kaseff’s annual incentive compensation target was increased to $253,000. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our compensation committee. On March 1, 2007, Mr. Kaseff received an option to acquire 36,587 shares of our common stock and a grant of 10,976 restricted shares. Mr. Kaseff is also entitled to receive a completion bonus of 28,250 shares of our common stock upon his completion of the agreement. Mr. Kaseff will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.
     Effective May 31, 2006, we amended the employment agreement of Paul W. Fiddick, who currently serves as our International Division President. The term of Mr. Fiddick’s employment was extended for a period of three years from February 28, 2006, to February 28, 2009. As of March 1, 2006, Mr. Fiddick’s annual base compensation was $340,000. As of March 1, 2007, Mr. Fiddick’s annual base compensation was increased to $350,000, and is scheduled to increase to $360,000 on March 1, 2008. As of March 1, 2006, Mr. Fiddick’s annual incentive compensation target was $200,000. As of March 1, 2007, Mr. Fiddick’s annual incentive compensation target was increased to $205,000, and is scheduled to increase to $210,000 on March 1, 2008. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our compensation committee. On March 1, 2007, Mr. Fiddick received an option to acquire 21,952 shares of our common stock and a grant of 6,585 restricted shares, and is scheduled to receive an option for a like number of shares and a like number of restricted shares on or about March 1, 2008. Mr. Fiddick is also entitled to receive a minimum completion bonus of 10,000 shares of our common stock upon his completion of the agreement. Mr. Fiddick retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

			Option Awards		Stock Awards
							Market
					Number of		Value of
	Number of	Number of			Shares or		Shares or
	Securities	Securities			Units of		Units of
	Underlying	Underlying	Option		Stock That		Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not		Have Not
	Options	Options[1]	Price	Expiration	Vested		Vested[7]
	(#)	(#)	($)	Date	(#)		($)
Name	Exercisable	Unexercisable
Jeffrey H. Smulyan		292,699	11.17	3/01/16
	292,699		12.81	3/01/15
	438,949		17.45	3/01/14
	1,463,500		19.31	10/23/09

Patrick M. Walsh		14,634	8.30	9/04/16
					3,000	[2]	24,660
					20,000	[3]	164,400

David R. Newcomer		8,049	11.17	3/01/16
	6,036		12.81	3/01/15
	12,732		17.45	3/01/14
	12,439		11.22	3/04/13
	12,439		19.90	3/06/12
	11,707		19.82	3/01/11
	10,975		24.18	3/01/10
	4,391		15.51	3/01/07
					1,650	[4]	13,563
					1,238	[5]	10,176

Richard F. Cummings		43,904	11.17	3/01/16
	43,904		12.81	3/01/15
	73,174		17.45	3/01/14
	73,174		11.22	3/04/13
	73,174		19.90	3/06/12
	73,174		19.82	3/01/11
					9,000	[4]	73,980
					50,000	[5]	411,000

Gary L. Kaseff		36,587	11.17	3/01/16
	36,587		12.81	3/01/15
	73,174		17.45	3/01/14
	73,174		11.22	3/01/13
	73,174		19.90	3/01/12
	58,539		19.82	3/01/11
	58,539		24.18	3/01/10
	11,710		15.51	3/01/09
					7,500	[4]	61,650
					28,250	[5]	232,215

Paul W. Fiddick		21,952	11.17	3/01/16
	38,416		12.81	3/01/15
	38,416		17.45	3/01/14
	10,976		11.22	3/04/13
					4,500	[4]	36,990
					10,000	[6]	82,200

[1]	Options will become exercisable 1/3 on March 1, 2008, 1/3 on March 1, 2009, and 1/3 on March 1, 2010, except for Mr. Walsh’s options which will become exercisable 1/3 on September 4, 2007, 1/3 on September 4, 2008 and 1/3 on September 4, 2009.

[2]	Shares vest September 4, 2009.

[3]	Shares vest September 3, 2009

[4]	Shares vest March 1, 2009.

[5]	Shares vest February 29, 2008

[6]	Shares vest on February 28, 2009

[7]	Calculated based on the $8.22 per share closing market price of our shares on February 28, 2007.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting[1]	on Vesting
Name	(#)	($)
Jeffrey H. Smulyan	47,638	509,948
Patrick M. Walsh	16,808	165,216
David R. Newcomer	2,847	24,968
Richard F. Cummings	15,898	153,054
Gary L. Kaseff	14,754	138,337
Paul W. Fiddick	22,211	218,333

[1]	Consists of shares awarded in lieu of salary under our 2006 stock compensation program and in payment of bonuses under our 2007 Corporate Incentive Plan. See footnotes 2 and 3 to the Summary Compensation Table.
Potential Payments upon Termination or Change in Control
          The employment agreements we have entered into with Mr. Smulyan, Mr. Walsh and Mr. Kaseff provide for certain payments and benefits to the named executive officer in the event that executive officer is terminated by the company without “cause,” or terminates his own employment with “good reason.” Mr. Smulyan is also entitled to certain payments upon his voluntary termination, death and disability.
          We have also entered into a Change in Control Severance Agreement with each of the executives named in the preceding tables. Each such agreement provides that if the executive’s employment is terminated by the company within two years after a change-in-control of the company (or, in certain instances, in anticipation of a change in control) Emmis other than for cause, or is terminated by the executive for good reason, the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment equal to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years (one and one-half times for Mr. Newcomer and Mr. Fiddick); (3) continued insurance benefits for three years; (4) immediate vesting of all stock options; and (5) if the payments to the executive exceed certain limits, additional tax “gross up” payments to compensate the executive for the excise tax imposed by section 4999 of the Internal Revenue Code. In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change-in-control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred. In addition, under our 2004 Equity Compensation Plan, all outstanding restricted shares held by the executive vest immediately upon a change in control.
          Under the Change in Control Severance Agreement, change in control, cause and good reason are defined as follows:
          Change in Control. A “change in control” of the company occurs if:
•	any individual, entity or group other than Mr. Smulyan or his affiliates becomes the beneficial owner of 25% or more of the company’s outstanding shares, or of the voting power of the outstanding shares;

•	the current members of the board of directors of the company (or persons approved by two-thirds of the current directors) cease to constitute at least a majority of the board;

•	the company is a party to a merger that results in less than 60% of the outstanding shares or voting power of the surviving corporation being held by persons who were not our shareholders immediately prior to the merger;

•	our shareholders approve a liquidation or dissolution of the company; or

•	any other event determined by our board to constitute a change in control.

Cause. “Cause” generally means:

•	the willful and continual failure of the executive to perform substantially his duties; or

•	the willful engaging in illegal conduct or gross misconduct which is materially injurious to the company.

Good Reason. “Good Reason” generally means:

•	any materially adverse change in the duties or responsibilities of the executive;

•	a material breach by the company of the executive’s employment agreement or Change in Control Severance Agreement;

•	a reduction in the executive’s annual base salary or target bonus;

•	any requirement that the executive relocate more than 35 miles from the office where the executive works;

•	the failure by the company to continue any material benefit plan or the amendment of any plan that would reduce or eliminate the benefits available to the executive;

•	any refusal by the company to allow the executive to engage in activities that were permitted to the executive immediately before the change in control;

•	any purported termination of the executive without specified written notice;

•	the failure by the company to assure the assumption by any successor to the company of the company’s obligations under the Change in Control Severance Agreement; and

•	except with respect to Mr. Newcomer and Mr. Fiddick, voluntary termination by the executive during a 30-day period commencing one year after the occurrence of a change in control.
          We have set forth below, for each named executive officer, a description of the payments they would have received had the events described below occurred on February 28, 2007, the last day of our most recently completed fiscal year.
          Jeffrey H. Smulyan. If Mr. Smulyan had been terminated by the company without cause, or had terminated his employment for good reason, he would have been entitled to a lump sum payment of $5,905,800. The payment would have been without regard to whether a change in control had occurred. In addition, Mr. Smulyan would have been entitled to continued health and welfare benefits for three years having a present value of approximately $48,240 and outplacement services with a present value of approximately $16,107.
          Had Mr. Smulyan voluntarily terminated his employment, he would have been entitled to a lump sum payment of $1,088,600. On Mr. Smulyan’s death, his estate would have been entitled to a lump sum payment of $880,000.
          On termination of his employment due to disability, Mr. Smulyan would have been entitled to receive an amount equal to 75% of his most recent fiscal year base salary for a period of five years, payable in accordance with the company’s regular payroll procedures. The aggregate amount of the disability payments would have been $3,300,000.
          Patrick M. Walsh. If Mr. Walsh had terminated his employment for good reason in the absence of a change in control, he would have been entitled to a lump sum payment of $200,000. He also would be entitled to receive an amount equal to his most recent fiscal year base salary for a period of one year, payable in accordance with the company’s regular payroll procedures. The aggregate amount of the disability payments would have been $400,000. Further, Mr. Walsh would have been entitled to continued health and welfare benefits for one year having a value of approximately $15,324. Unvested restricted shares held by Mr. Walsh having an aggregate fair market value of approximately $189,060 would have vested immediately.
          If Mr. Walsh had been terminated by the company without cause or terminated his employment for good reason following a change in control, he would have been entitled to a lump sum payment of $1,491,702. In addition, Mr. Walsh would have been entitled to continued health and welfare benefits for three years having a present value of approximately $48,240 and outplacement services with a present value of approximately $16,107. Unvested restricted shares held by Mr. Walsh having an aggregate fair market value of approximately $189,060 would have vested immediately upon a change in control without regard to whether Mr. Walsh’s employment was terminated.

          David R. Newcomer. If Mr. Newcomer had been terminated by the company without cause or terminated his employment for good reason following a change in control, he would have been entitled to a lump sum payment of $483,052. In addition, Mr. Newcomer would have been entitled to continued health and welfare benefits for three years having a present value of approximately $48,240 and outplacement services with a present value of approximately $16,107. Unvested restricted shares held by Mr. Newcomer having an aggregate fair market value of approximately $23,739 would have vested immediately upon a change in control without regard to whether Mr. Newcomer’s employment was terminated.
          Richard F. Cummings. If Mr. Cummings had been terminated by the company without cause or terminated his employment for good reason following a change in control, he would have been entitled to a lump sum payment of $2,511,949. In addition, Mr. Cummings would have been entitled to continued health and welfare benefits for three years having a present value of approximately $48,240 and outplacement services with a present value of approximately $16,107. Unvested restricted shares held by Mr. Cummings having an aggregate fair market value of approximately $484,980 would have vested immediately upon a change in control without regard to whether Mr. Cummings’ employment was terminated.
          Gary L. Kaseff. If the company had terminated his employment without cause or Mr. Kaseff had terminated his employment for good reason in the absence of a change in control, he would have been entitled to a lump sum payment of $796,000. He also would be entitled to receive an amount equal to 20% of his most recent fiscal year base salary, automobile allowance and insurance payments for a period of five years, payable in accordance with the company’s regular payroll procedures. The aggregate amount of the disability payments would have been $467,000. Unvested restricted shares held by Mr. Kaseff having an aggregate fair market value of approximately $293,865 would have vested immediately.
          If Mr. Kaseff had been terminated by the company without cause or terminated his employment for good reason following a change in control, he would have been entitled to a lump sum payment of $2,288,817. In addition, Mr. Kaseff would have been entitled to continued health and welfare benefits for three years having a present value of approximately $48,240 and outplacement services with a present value of approximately $16,107. Unvested restricted shares held by Mr. Kaseff having an aggregate fair market value of approximately $293,865 would have vested immediately upon a change in control without regard to whether Mr. Kaseff’s employment was terminated.
          Paul W. Fiddick. If Mr. Fiddick had been terminated by the company without cause or had terminated his employment for good reason following a change in control, he would have been entitled to a lump sum payment of $837,500. In addition, Mr. Fiddick would have been entitled to continued health and welfare benefits for three years having a present value of approximately $48,240 and outplacement services with a present value of approximately $16,107. Unvested restricted shares held by Mr. Fiddick having an aggregate fair market value of approximately $119,190 would have vested immediately upon a change in control without regard to whether Mr. Fiddick’s employment was terminated.
          In calculating the amounts shown above for each named executive, we have made the following assumptions:
•	Excise Tax Gross Up. We have assumed a combined 40% rate of federal and state income taxes and Medicare tax, and a 20% excise tax under Section 4999 of the Internal Revenue Code. We also assumed that incentive bonuses for fiscal 2007 were fully earned and payable. Based on those assumptions, no executive would have received an excess parachute payment subject to the excise tax.

•	Health and Welfare Benefits. We have assumed our current cost of health benefits will increase by 15% per year, and our current cost of life insurance will increase at a rate of 10% per year. We assumed a discount rate of 7% to calculate the present value of the benefits.

•	Outplacement Benefits. We have assumed our current cost of outplacement services will not increase.

•	Accelerated Vesting of Options and Restricted Shares. The value of restricted shares reflects the $8.22 per share closing market price of our shares on February 28, 2007. Because all of our outstanding options have exercise prices greater than $8.22 per share, we have assumed that options the vesting of which is accelerated have a value of zero.
          When the company’s board of directors determines that it is in the best interest of the company, the company may negotiate severance arrangements with a departing executive in addition to or in place of the arrangements described above. Circumstances under which the board may negotiate additional or different severance arrangements include but are not limited to:
•	to avoid or settle litigation with the executive;

•	to reduce an adverse financial affect on the company;

•	to reduce adverse tax consequences on the executive; or

•	to reward meritorious service by the executive.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     As noted above, the compensation committee members are Peter A. Lund, Susan B. Bayh, and Lawrence B. Sorrel, all of whom are independent directors under Nasdaq listing standards. No member of the compensation committee is or was formerly an officer or an employee of Emmis. No executive officer of Emmis serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Emmis board of directors, nor has such an interlocking relationship existed in the past.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of existing common stock, to file with the Securities and Exchange Commission reports detailing their ownership of existing common stock and changes in such ownership. Officers, directors and greater than 10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that during the last fiscal year all officers, directors and greater than 10% shareholders complied with the filing requirements of Section 16(a).
PROPOSAL 2: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS
     The audit committee, a committee of the board of directors, has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 29, 2008, subject to ratification by the holders of our common stock. Our financial statements for the fiscal year ended February 28, 2007 were certified by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
     If shareholders do not ratify the selection of Ernst & Young LLP as our independent registered public accountants, or if prior to the 2007 annual meeting of shareholders Ernst & Young LLP ceases to act as our independent registered public accountants, then the audit committee will reconsider the selection of independent registered public accountants.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Fees Paid to Independent Registered Public Accountants
     The following table sets forth the fees (including cost reimbursements) paid to Ernst & Young LLP for the fiscal years ended February 28, 2007 and 2006, for various categories of professional services they performed as our independent registered public accountants.

	Year ended February 28,
	2007	2006
Audit Fees (1)	$1,340,514	$1,974,265
Audit Related Fees (2)	30,000	51,000
Tax Fees:
Tax Compliance and Tax Return Preparation	—	—
Tax Consulting and Advisory Services	131,000	55,000

Total Tax Fees	131,000	55,000
All Other Fees	—	—

Total Fees	$1,501,514	$2,080,265

(1)	Includes annual financial statement and internal controls audits and limited quarterly review services, statutory audits of foreign subsidiaries, review of registration statements and providing consents for SEC filings and other services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)	Includes benefit plan audits, internal control review, audit-related consultation services for potential corporate transactions and other audit-related services.
Engagement of the Independent Registered Public Accountants and Approval of Services
     During the fiscal years ended February 28, 2007 and 2006, prior to engaging the independent registered public accountants to render the above services and pursuant to its charter, the audit committee approved the engagement for each of the services and determined that the provision of such services by the independent registered public accountants was compatible with the maintenance of Ernst & Young’s independence in the conduct of its auditing services. Under its current charter, it is the policy of the audit committee (or in certain instances, the chairman of the audit committee) to pre-approve the retention of the independent registered public accountants for any audit services and for any non-audit services, including tax services. No services were performed during the fiscal year ended February 28, 2007 under the de minimis exception in Rule 2-01(c) (7)(i)(C) of Regulation S-X.
SHAREHOLDER PROPOSALS
     Any of our shareholders wishing to have a proposal considered for inclusion in our 2008 proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on February 9, 2008. In addition, under our by-laws any shareholder wishing to nominate a candidate for director or propose other business at the annual meeting must generally give us written notice on or before April 24, 2008 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date), and the notice must provide certain specific information as described in the by-laws. Copies of the by-laws are available to shareholders free of charge upon request to our corporate secretary. Our board of directors will review any shareholder proposals that are filed as required and, with the assistance of the company’s secretary, will determine whether such proposals meet applicable criteria for inclusion in our 2008 proxy solicitation materials or consideration at the 2008 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on April 24, 2008, and also retain that authority under certain other circumstances.
ANNUAL REPORT
     A copy of our Annual Report on Form 10-K for the year ended February 28, 2007, was sent to all of our shareholders of record as of May 10, 2007 and is available in the Corporate Governance section of our website (www.emmis.com). The Annual Report is not to be considered as proxy solicitation material.

OTHER MATTERS
     Our board of directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.
NON-INCORPORATION OF CERTAIN MATTERS
     The Report of the audit committee and the information on the Emmis website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Emmis filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Emmis specifically incorporates the respective Report or website information therein by reference.
EXPENSES OF SOLICITATION
     The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees, and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.
HOUSEHOLDING OF PROXY MATERIALS
     We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with accountholders who are Emmis shareholders will be “householding” our proxy materials and annual reports as well.
     If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker if you hold your Emmis shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at ir@emmis.com, calling us toll-free at 1-866- 366-4703 or writing to us at Emmis Communications Corporation, Investor Relations, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
     If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, you should contact your broker, or, if you are a record holder of Emmis shares, you should submit a written request to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
We are pleased to offer our shareholders the option to access shareholder communications (for example, annual reports and proxy statements) from us or on our behalf over the Internet, instead of receiving those documents in printed form. Your participation is completely voluntary. If you give your consent, we will notify you when material is available over the Internet and provide you with the Internet location where the material is available. Once you give your consent, it will remain in effect until you inform us otherwise.
To give your consent, check the box located at the bottom of the attached proxy card. You may also give your consent by telephone or e-mail as described in the proxy statement.
To enable us to send you notification of shareholder communications by e-mail, please provide your e-mail address in the space at the bottom of the attached proxy card. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone company and/or cable company. If you have already consented to electronic delivery, you need not consent again.
If you are an Emmis employee or a shareholder who has previously consented to electronic delivery of shareholder communications and have received this proxy card without an accompanying proxy statement and annual report, you may view those documents at the “Investors” section of www.emmis.com.
▼ FOLD AND DETACH HERE ▼

EMMIS COMMUNICATIONS CORPORATION
40 Monument Circle
Indianapolis, Indiana 46204
This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors
The undersigned hereby appoints Jeffrey H. Smulyan and J. Scott Enright, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of Class A Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders to be held on July 11, 2007, at 11:00 a.m., and at any adjournment thereof.
1.	ELECTION OF DIRECTORS FOR A TERM OF THREE YEARS.

☐ FOR all nominees listed below (except as written below) ☐ WITHHOLD AUTHORITY to vote for all nominees

Nominees: Jeffrey H. Smulyan and Greg A. Nathanson

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)
2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	I consent to access future shareholder communications released after July 11, 2007 over the Internet as described above and in the proxy statement. My e-mail address is:

(continued on other side)

▼ FOLD AND DETACH HERE ▼

This proxy is solicited on behalf of the Emmis Communications Corporation Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
The undersigned acknowledges receipt, prior to the execution of this proxy, of notice of the meeting, a proxy statement, and an annual report to shareholders.

Dated:                                        , 2007

(Signature)

(Signature if held jointly)
Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
IMPORTANT: Please mark, sign, date and return the proxy card promptly using the enclosed envelope

REVOCABLE PROXY